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                                                                    EXHIBIT 99.1


                           SEAGULL SEMICONDUCTOR LTD.

                          (THE "COMPANY" OR "SEAGULL")

                                      1998

          SECTION 102 OF THE ISRAEL INCOME TAX ORDINANCE (NEW VERSION)
                       (THE "ORDINANCE") STOCK OPTION PLAN

                                  (the "Plan")

1.   PURPOSE

     The plan is intended to:

     (a) provide a method whereby employees (including officers and directors who are employees) of Seagull who are making and are expected to continue making substantial contributions to the successful management and growth of the Company may be offered an opportunity to acquire Ordinary Shares, par value MS 0.01 ("Ordinary Shares" or "Shares") of the Company, in order to increase their proprietary interests in the Company and their incentive to remain in and advance in the employ of the Company and,

     (b) attract and retain personnel of experience and ability by granting such persons an opportunity to acquire Ordinary Shares in order to obtain a proprietary interest in the Company. Accordingly, the Company may, from time to time, enter into restricted stock purchase agreements ("Restricted Stock Purchase Agreements") to purchase Ordinary Shares of the Company on the terms and conditions hereinafter established, to such employees as may be selected in the manner hereinafter provided. Employee Stock Options Agreements and the Shares issuable thereunder shall be held in escrow for the benefit of such employees by and in the name of an escrow agent approved for such purposes by the Israel Tax Authority (the "Escrow Agent"). Employee Stock Options are referred to herein as "Option(s)" and the Shares acquired pursuant to a Purchase Agreement as "Purchased Shares".

2.   APPLICATION OF SECTION 102 OF THE INCOME TAX ORDINANCE

     (a) The provisions governing the exemption of tax for options granted or shares issued to employees as embodied in Section 102 of the Ordinance and its regulations, Income Tax Rules (Tax Benefits in Stock Issuance to Workers) 5349-1989 (the "Rules") shall be applied to the Plan, the Options and the Purchased Shares. The Escrow Agent and each employee participating in this Plan shall comply with the Ordinance and Rules and with the Escrow Agreement entered into between the Company and the Escrow Agent.

     (b) No employee participating in this Plan shall claim an exemption from Israeli tax pursuant to part E of the Ordinance or section 97(a) of the Income Tax Ordinance (New Version) in connection with a transfer by such employee of an Option or Purchased Shares prior to the end of the "Holding Period" as defined in Rule 1(i) of the Rules.


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Any and all tax liabilities (as may apply from time to time) in connection with the grant and/or exercise of the Options and the sale of the shares issued upon the exercise of the Options, will be born by the optionee, and the optionee will be solely liable for all such taxes.

     (c) Each participating employee shall be obligated to immediately notify the Company and the Escrow Agent of his request, if any, to the Income Tax Authority pursuant to Rule 6(b) of the Rules in the event the Purchased Shares or the Shares underlying the Options are registered on any stock exchange and may elect to have the Authority recognize his cost basis commensurate with the share price from the first 3 days of trading. Nothing herein shall obligate the Company to register its shares or any portion of its shares on a stock exchange.

     (d) The Option, and/or the Shares, as the case may be, shall be held by an Escrow Agent approved by representatives of the tax authority for at least two years from the date of the grant of the Option. After the two year holding period and subject to any further period agreed to under agreement with each worker, the Escrow Agent may release the Options or Shares to the employee only after (i) the receipt by the Escrow Agent of an acknowledgment from the Income Tax Authority that the employee has paid any applicable tax due pursuant to the Ordinance and the Rules, or (ii) the Escrow Agent withholds any applicable tax due pursuant to the Ordinance and Rules.

     (e) In the event a share dividend (bonus shares) is declared on Shares acquired pursuant to an Option or Purchased Shares, such dividend shares shall be subject to the provisions of Section 2 and 7 and the holding period for such dividend shares shall be measured from the commencement of the holding period for the Option or Purchased Shares from which the dividend was declared.

     (f) With respect to all Shares (in contrary to unexercised Options) issued upon the exercise of Options purchased by the Optionee and held by the Trustee, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which the Shares issued to the Trustee on behalf of an Optionee are held by the Trustee, due to the exercise of the options, the cash dividends paid with respect thereto shall be paid directly to the Optionee.

     (g) The exemption under Section 102 of the Ordinance shall be forfeited and the employee shall be required to pay any applicable tax promptly at such time as: (i) the employee's employment is terminated during the two year holding period (other than because of death or some other reason acceptable to the Income Tax Authority); (ii) the Company or the employee fails to comply with one or more other conditions for the exemption as required by the Ordinance, Rules or Income Tax Authority; or (iii) the Income Tax Authority withdraws or cancels the exemption for the Plan or the particular employee.

3.   ADMINISTRATION

     The Plan shall be administered by the Board of Directors of the company or by a Stock Option Committee (the "Committee") appointed by the Board of Directors of the Company. The Committee shall consist of no fewer than three (3) members who will be subject to the terms and conditions of the Ordinance, the rules, the Plan and relevant commitments of the Company. The


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Board of Directors or the Committee shall have full authority in its discretion, from time to time, and at any time, to select the employees to whom Options or Purchase Agreements shall be granted, to determine the number of shares to be covered by each Option, the time at which the Option shall be granted, the terms and conditions of Option Agreements or Purchase Agreements, and, except as hereinafter provided, the purchase price or Option exercise price and the term during which the Options may be exercised.

     The Board of Directors may at any time appoint or remove members of the Committee and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its Chairman, and shall hold its meetings at such time and place as it shall deem advisable. All actions of the Committee shall be taken by a majority of its members and can be taken by written consent in lieu of a meeting. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

4.   INTERPRETATION AND AMENDMENT

     The interpretation, construction or determination of any provisions of the Plan by the Board of Directors shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

     The Board of Directors or the committee may, at any time, amend, alter, suspend or terminate the Plan; provided, however, that any such action shall not impair any Options or Purchase Agreements therefore granted under the Plan.

5.   PARTICIPANTS

     Purchase Agreements may be entered into and Options may be granted under the Plan for the benefit of the employees of the Company (including employees who are also directors or officers of the Company).

     Receipt of stock options or Purchased Shares under any other stock option plan maintained by the Company shall not, for that reason, preclude an employee from receiving Options or Purchased Shares under the Plan, provided however, that no employee shall be granted an Option or Purchase Agreement if prior to the grant or as a result of the exercise of the Option or acquisition of Purchased Shares, such employee would hold, directly or indirectly in his name or with a relative as defined in section 9(32) of the Companies Ordinance: (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, or (iv) the right to obtain 10% of the "profit" of the Company as defined in the Ordinance or (v) the right to select management.

6.   ORDINARY SHARES

     (a) The holders of the Ordinary Shares shall be entitled to all rights granted to such holders according to the Company's Articles of Association. Not withstanding the aforesaid, any such holder shall authorized the chairman of the Board of Directors, by way of irrevocable power of attorney, to appear and vote, on his behalf, at any and all meetings of the shareholders of the


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Company, or sign on any unanimous written consents or any other written or verbal resolution of the shareholders of the Company, and otherwise act as his proxy and representative in respect to all shares of the Company which are issued on the Employee's behalf pursuant to this Stock Option Plan and in accordance with a power of attorney attached to a certain stock option agreement between the Company and the Employee.

     (b) Shares issued under Options within two years from the date of the grant will be issued to the Escrow Agent for the benefit of the employee who shall have such rights of a shareholder as are set forth in the Option Agreement therefor.

     (c) The Escrow Agent will have no shareholders rights in relation to the shares held by him in trust, except as a trustee.

     (d) The employees that take part in the plan will be entitled to exercise the options in accordance with the terms specified in the Option Agreement (exercise period). Subject to the legal holding period, the employees will be entitled to free the shares that they have as a result of stock exercise in each of the exercise periods.

     (e) In the event the employee's rights do not vest in the Purchased Shares or Shares issued under Options and are reacquired by the Escrow Agent as trustee on behalf of the Company, such shares may be reissued under the Plan and, pending reissuance, the Escrow Agent shall vote the shares in accordance with the directions of the Board of Directors.

     The periods and conditions of release may be established by the Committee in accordance with the instructions of Section 102.

6A.  STOCK SPLITS, MERGERS. ETC.

     (a) In case of any Change in Capitalization (as defined herein), appropriate adjustments shall be made by the Board of Directors, whose determination shall be final, to the number of shares which may be purchased under the Plan, and the number of shares and option exercise price per share which may be purchased under outstanding Options. The Company may, at its discretion, provide for immediate maturity of all outstanding Options prior to the effectiveness of merger, sale of assets, acquisition of a controlling interest in the Company, or similar transaction, with all Options not being exercised within the time period specified by the Board of Directors being terminated.

     (b) It is also agreed that prior to the completion of an initial public offering of the Company's securities (`P0), if all or substantially all of the shares of the Company are to be sold, or upon a merger or reorganization or other Change in Capitalization, the shares of the Company, or any class thereof, are to be exchanged for securities of another Company, then in such event, each Optionee shall be obliged to sell or exchange, as the case may be, the Shares such Optionee purchased under the Option Plan, in accordance with the instructions then issued by the Board whose determination shall by final.

     (c) Not withstanding the aforesaid, in case of any Change in Capitalization (as defined below) while unexercised Options remain outstanding under the Option Plan, such options may be substituted for the Shares subject to the unexercised portions of such outstanding


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Options an appropriate numbers of Shares of each class of Shares or other securities of the separated, reorganized, merged, consolidated, or amalgamated corporation which were distributed to the shareholders of the Company in respect of such share, and appropriate adjustments shall be made in the purchase price per share to reflect such action, all as determined by the Board of Directors of the Company.

     "Change in Capitalization" shall mean any increase, reduction or change or exchange of shares for a different number or kind of shares or other securities by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock split, spin-off, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

7.   TERMS AND CONDITIONS OF OPTIONS AND PURCHASE AGREEMENTS.

     Options and Purchase Agreements granted pursuant to the Plan shall be in such form and on such terms as the Committee or the Board of Directors shall, from time to time, approve, but subject, nevertheless, to the following terms and conditions:

     (a) The Option shall state the total number of shares of Ordinary Shares to which it relates and no fractional shares of Ordinary Shares shall be issued.

     (b) The option exercise price per Ordinary Share issuable upon the exercise of an Option, as the case may be, shall be such amount as may be determined by the Board of Directors or the Committee and such price shall be set forth in the Option Agreement, as the case may be, between the Company and the employee.

     (c) Notwithstanding any other provision of the Plan, the term of an Option shall be for a period of not more than ten (10) years and one (1) day from the date such Option is granted.

     (d) Notwithstanding any other provisions of the Plan, the Escrow Agent shall hold the Shares or the Option, as the case may be, in favor of an employee or his successors or heirs for at least two years after the grant of the Option or such longer period as provided under the Option Agreement or Purchase Agreement, as the case maybe.

     The agreement shall establish the period or periods given to exercise the options in their entirety or partially.

     (e) Subject to subparagraph (d), Purchased Shares acquired pursuant to an Option Agreement under the Plan shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated, except as provided in this Plan and restrictions against disposition shall lapse and the employee's interest therein shall vest as the Board of Directors or Committee shall determine; such terms shall be incorporated into and made part of the Option Agreement between the Company and the employee.

     (f) Purchased Shares shall be issued to the Escrow Agent for the benefit of the employee until such time as the employee acquires a vested interest in accordance with this section. Shares as to which the restrictions against disposition have lapsed and the employee's rights have vested shall be referred to as "free shares


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8.   TERMINATION OF EMPLOYMENT.

     (a) If the employee to whom an Option or Purchase Agreement has been granted (the "holder") ceases to be employed by the Company as a result of his disability or his retirement with the consent of the Company, then any Options that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options are exercisable as of such time, may be exercised by him.

     (b) If the holder of an Option ceases to be employed by the Company as a result of his dismissal without cause, then any Options that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options are exercisable as of such time, may be exercised by him within sixty (60) days after the date he ceases to be employed by the Company;

     (c) If the holder of an Option ceases to be employed by the Company as a result of his retirement without the Company's consent, then any Options that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options are exercisable as of such time, may be exercised by him within thirty (30) days after the date he ceases to be employed by the Company;

     (d) If the holder of an Option ceases to be employed by the Company as a result of his dismissal for cause, any Options that are exercisable by him at the time he ceases to be employed by the Company shall be reacquired by the Escrow Agent as trustee on behalf of the Company and shall be reissued under the Plan according to the terms specified in sub-section 6(f) hereof. In such case the Company shall not be obligated to give the Employee prior written or oral notice regarding the reacquiring of the exercisable Options.

     (e) Subject to the provisions of Section 102 of the Income Tax Ordinance, the Option Agreement may provide that should the holder of an Option die while in the employment of the Company, his estate, personal representative or beneficiary shall have the right to exercise the entire Option granted to the option holder pursuant to the Plan at any time, in respect of the total number of shares as to which he would have been entitled to exercise at the date of his death.

     (f) Directors of the Company or the Committee responsible may change the above provisions as it deems fit.

     (g) In accordance with section 102 of the Income Tax Ordinance and pursuant to this paragraph 8, shares held in trust by the escrow agent that have not become free shares, shall be held in trust for the benefit of the Company and shall be disposed of according to the plan, and the employee shall have no rights to them.

     (h)  For the purposes of this Agreement, "cause" shall exist if Employee
(i) breaches one of the fundamental terms of his Employment Agreement; (ii) engages in willful misconduct or acts in bad faith with respect to the Company in connection with and related to his employment; (iii) is convicted of a felony or is held liable by a court of competent jurisdiction for fraud against the Company; or (iv) fails to materially comply with the instructions of the Company.


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9.   TRANSFERABILITY.

     (a) Options are not assignable or transferable, except by will or by the laws of descent and distribution, to the extent set forth in Paragraph 8(e) above. Options may be exercised only by the option holder during the option holder's lifetime.

     (b) Not withstanding the above, the Shareholders of the Company shall have a right of first refusal to purchase any shares of the Company offered for sale by the Optionee to any person or entity and mutatis mutandis to the provisions stated in the Company's Articles of Association.

10.  EXERCISE OF OPTIONS.

     According to the principles of this agreement, the option certificates will be exercised by the option holder by way of written notice to the Company's registrar office on 1 Maskit St., P.OB 12580, 46733, Herzelia, Israel This notice will identify the number and part of options to be exercised, will be signed by the option recipient along with full payment for the option by order orb certified check. If the above mentioned payment is received then the Company shall notify the Escrow Agent who shall then act in accordance with section 2(d) above. An option holder shall have no rights of a stockholder with respect to Shares covered by the Option until after the date of issuance of a stock certificate to him upon partial or complete exercise of his Option and as may be otherwise set forth in the Option Agreement therefor. A holder of Purchased Shares shall have such rights of a stockholder as are set forth in the Purchase Agreement therefor.

11.  WRITTEN OPTION AND PURCHASE AGREEMENT.

     Purchase Agreements and agreements granting Options under the Plan ("Option Agreements") shall be in writing, duly executed and delivered by or on behalf of the Company and the employee, and shall contain such terms and conditions as the Board of Directors or the Committee deems advisable. If there is any conflict between the terms and conditions of any Option Agreement or Purchase Agreement and of the Plan, the terms and conditions of the Plan shall control.

12.  PAYMENT.

     (a) The employee shall waive a portion of his salary payment in consideration for the Option or Purchased Shares, as the case may be.

     (b) The purchase price or option exercise price (the "price"), as the case may be, shall be payable in cash or by certified check, or by certified check, or by other means agreed upon, at the discretion of the directors. The conversion of foreign currency into NIS shall be according to the official rate of exchange on the date of payment.

13.  APPLICATION OF FUNDS.

     The proceeds received by the Company from the sale of Ordinary Shares pursuant to Purchase Agreements or the exercise of Options granted under the Plan will be used for general corporate purposes.

14.  OBLIGATION TO EXERCISE OPTION.

     The granting of an Option shall impose no obligation on the option holder to exercise such option.

15.  CONTINUANCE OF EMPLOYMENT.

     Neither the Plan nor any Purchase Agreement or Option Agreement shall impose any obligation on the Company to continue the employment of any option holder or purchaser, and nothing in the Plan or in any Option or Purchase Agreement shall confer upon any holder any right to continue in the employment of the Company or conflict with the right of either to terminate such employment at any time.

16.  EFFECTIVENESS OF THE PLAN.

     The Plan shall become effective on the date of its adoption by the Board of Directors, but subject, nevertheless, to such approvals as may be required by any public authorities, including but not limited to the Income Tax Authority.


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